Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING IN
THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:

To:

From:	Bridge Capital Holdings

Re:	Confirmation of Receipt of Election Form

This email confirms that we have received your Election Form. This confirmation should not, however, be construed as confirmation that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your eligible option grants for exchange. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your eligible option grants elected for exchange, subject to the terms and conditions set forth in the exchange offer, promptly following the expiration of the exchange offer at 12:59 p.m., California Time, on August 1, 2011, unless this exchange offer is extended by us. Any eligible option grants listed by you on your Election Form will be cancelled upon expiration of the exchange offer.  If no eligible option grants are listed by you on your Election Form, no eligible option grants will be cancelled upon expiration of the exchange offer.

Unless you withdraw your tendered eligible option grants by providing us a properly completed and signed Election Form indicating that you do not wish to participate in the in the exchange offer before 11:59 p.m., California Time, on August 1, 2011 (or, if the exchange offer is extended, before the new termination date), we will, subject to the conditions of the exchange offer, cancel all eligible option grants that you have properly tendered for exchange. If you do not withdraw your tendered eligible option grants and we accept your eligible option grants for exchange, promptly following the expiration of this exchange offer we will provide you with a letter confirming that your eligible option grants have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive the documents before the expiration of the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to the Human Resources Department at (408) 556-8307 or Debra Bradford, our Stock Plan Administrator, at (408)556-8356 or by sending an email to opitonexchange@bridgebank.com.